EXHIBIT 99.1

Maxim Obtains Bridge Funding

THE WOODLANDS, Texas, July 16, 2009 (GLOBE NEWSWIRE) -- Maxim TEP, INC., a Woodlands, TX oil and gas producing company, has secured financing in the terms of a loan in the amount of $1,500,000. The use of the funds is restricted to expenditures relating to the settlement and remediation of the Delhi Field Environmental Lawsuit, the costs to get the Delhi Field back on production at maximum rates, and funds for certain remedial work in Kentucky. These funds are strategic to bridge the near term gap to bring the Company to positive cash position and provide the underpinning for future financings that will allow complete monetization of the Company's assets.

Robert D. Johnson, CEO of Maxim, stated, "We are very pleased that we have an investor who recognizes the potential of the Company and was willing to support his opinion with this loan. The Company has made remarkable strides over the past year under the new management; but, it was still missing the essential ingredient that enabled the settlement of the Delhi Environmental Lawsuit and the resumption of production at Delhi. The Company has other obligations in the form of about $10,000,000 in debt and accounts payable. We hope to start satisfying those entities with the cash flow from reestablished production and other financing. With current product prices, the intrinsic value of our undeveloped assets, and the fact that we are now publicly trading, Maxim should be an attractive target for financial institutions to pursue."

CONTACT:  Maxim TEP, INC.
          Deborah C. Sargeant, Corporate Controller
          281-466-1530
          dsargeant@maximtep.com